Exhibit 99.4

Supplemental RISK FACTORS

The business and operations of Realty Income (as defined below) are subject to numerous risks and other uncertainties and you should carefully consider the following supplemental risk factors, the risks described under the captions “Forward-Looking Statements” in Item 8.01 of the Current Report on Form 8-K filed by Realty Income on November 27, 2023 (the “Form 8-K”) to which these supplemental risk factors are filed as Exhibit 99.4 and under the captions “Forward-Looking Statements” and “Risk Factors” in Realty Income’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and any amendments thereto filed with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website (in each case excluding any portion thereof, information therein or exhibit thereto that is deemed to be “furnished” to, rather than “filed” with, the SEC). As used under this caption “Supplemental Risk Factors” in this Exhibit and under the captions “Risk Factors” in Realty Income’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and any amendments thereto filed with the SEC, references to Realty Income’s capital stock include both its common stock and any class or series of its preferred stock that it may issue, and references to Realty Income’s debt or indebtedness include its debt securities and other indebtedness, and references to Realty Income’s “clients” means its tenants, in each case unless otherwise expressly stated or the context otherwise requires.

Unless otherwise stated in these supplemental risk factors or the context otherwise requires, references in these supplemental risk factors to:

●	“Code” means the Internal Revenue Code of 1986, as amended;

●	“combined company” means Realty Income and its subsidiaries, after giving effect to the consummation of the proposed Merger;

●	“Effective Time” means the effective time of the Merger;

●	“Merger” means the merger pursuant to the terms of the Merger Agreement, of Spirit with and into Merger Sub, with Merger Sub continuing as the surviving corporation;

●	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 29, 2023, by and among Spirit, Realty Income and Merger Sub, as amended or supplemented from time to time;

●	“Merger Sub” means Saints MD Subsidiary, Inc., a Maryland corporation and a wholly owned subsidiary of Realty Income.

●	“Realty Income” means Realty Income Corporation, a Maryland corporation;

●	“Realty Income common stock” means the common stock of Realty Income, par value $0.01 per share;

●	“Realty Income Series A preferred stock” means the 6.000% Series A Cumulative Redeemable Preferred Stock of Realty Income, par value $0.01 per share to be issued in the Merger;

●	“Spirit” means Spirit Realty Capital, Inc., a Maryland corporation;

●	“Spirit common stock” means the common stock of Spirit, par value $0.05 per share; and

●	“Spirit Series A preferred stock” means the 6.000% Series A Cumulative Redeemable Preferred Stock of Spirit, par value $0.01 per share.

Risks Relating to the Merger

The Merger may not be completed on the terms or timeline currently contemplated, or at all. Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could adversely affect the operations of Realty Income.

The completion of the Merger is subject to certain conditions, including: (1) approval by Spirit’s common stockholders; (2) approval for listing on the New York Stock Exchange (“NYSE”) of Realty Income common stock and Realty Income Series A preferred stock to be issued in the Merger or reserved for issuance in connection therewith; (3) no injunction or law prohibiting the Merger; (4) accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications; (5) material compliance with each party’s covenants; (6) receipt by each of Realty Income and Spirit of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (7) receipt by Spirit of an opinion that Realty Income qualifies as a real estate investment trust (“REIT”) under the Code and receipt by Realty Income of an opinion that Spirit qualifies as a REIT under the Code; and (8) effectiveness of the registration statement filed with the SEC to register the shares of Realty Income common stock and Realty Income Series A preferred stock issuable in the Merger.

In addition, Realty Income or Spirit may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by July 29, 2024.

Realty Income cannot provide assurance that these conditions to completing the Merger will be satisfied or waived, and accordingly, that the Merger will be completed on the terms or timeline that the parties anticipate or at all.

Failure to consummate the Merger may adversely affect Realty Income’s results of operations, financial condition and business prospects for many reasons, including, among others: (i) Realty Income will have incurred substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger, which could adversely affect its financial condition, results of operations and ability to make distributions to its stockholders and to pay the principal of and interest on its debt securities and other indebtedness; (ii) the Merger, whether or not it closes, will divert the attention of the management of Realty Income instead of enabling it to more fully pursue other opportunities that could be beneficial to Realty Income, without realizing any of the benefits of having completed the Merger; and (iii) any reputational harm due to the adverse perception of any failure to successfully complete the Merger.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Realty Income or Spirit.

At the Effective Time, each share of Spirit common stock issued and outstanding will be converted into 0.762 newly issued shares (the “Exchange Ratio”) of Realty Income common stock, with cash paid in lieu of fractional shares. The Exchange Ratio is fixed in the Merger Agreement and, while it will be adjusted in certain limited circumstances, including a recapitalization, stock or unit split, stock or unit dividend or other distribution, reclassification, combination or exchange offer of shares or other similar transaction involving Realty Income or Spirit, the Exchange Ratio will not be adjusted for changes in the market price of either Realty Income common stock or Spirit common stock. Changes in the price of Realty Income common stock prior to the Merger will affect the market value of the Merger consideration that Spirit common stockholders will receive at the closing of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Realty Income and Spirit), including the following factors:

●	changes in the respective businesses, operations, assets, liabilities and prospects of either company;

●	changes in market assessments of the business, operations, financial position and prospects of either company;

●	market assessments of the likelihood that the Merger will be completed;

●	interest rates, general market and economic conditions and other factors generally affecting the price of Realty Income common stock and Spirit common stock;

●	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Realty Income and Spirit operate; and

●	other factors beyond the control of Realty Income or Spirit, including those described under this heading “Supplemental Risk Factors.”

The price of Realty Income common stock at the closing of the Merger may vary from its price on the date the Merger Agreement was executed. As a result, the market value of the Merger consideration represented by the Exchange Ratio will also vary.

Because the Exchange Ratio is fixed:

●	if the price of Realty Income common stock increases between the date the Merger Agreement was signed and the closing of the Merger, Spirit stockholders will receive shares of Realty Income common stock that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed; and

●	if the price of Realty Income common stock declines between the date the Merger Agreement and the closing of the Merger, including for any of the reasons described above, Spirit stockholders will receive shares of Realty Income common stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed.

Therefore, while the number of shares of Realty Income common stock to be issued per share of Spirit common stock is fixed, the aggregate market value of the shares as of the date the Merger is consummated may be different from their aggregate market value as of the date the Merger Agreement was signed.

Realty Income common stockholders will be significantly diluted by the Merger.

The Merger will significantly dilute the ownership position of Realty Income common stockholders. Upon completion of the Merger, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the date of the Merger Agreement, we estimate that legacy Realty Income stockholders will own approximately 87% of the issued and outstanding shares of Realty Income common stock, and legacy Spirit stockholders will own approximately 13% of the issued and outstanding shares of Realty Income common stock. In addition, as a result of the Merger, Realty Income will issue one share of Realty Income Series A preferred stock for each outstanding share of Spirit Series A preferred stock, which, under certain circumstances, may be converted into Realty Income common stock. Realty Income may also issue additional shares of common stock (including in connection with the settlement of existing or future forward sale agreements) or preferred stock in the future, which would create further dilution. Consequently, Realty Income stockholders, as a general matter, will have less influence over the management and policies of Realty Income after the Effective Time than they currently exercise over the management and policies of Realty Income.

The pendency of the Merger could adversely affect the business and operations of Realty Income and Spirit.

In connection with the pending Merger, some clients of each of Realty Income and Spirit may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Realty Income and Spirit, regardless of whether the Merger is completed, and of the combined company, if the Merger is completed. Similarly, current and prospective employees of Realty Income and Spirit may experience uncertainty about their future roles with Realty Income following the Merger, which may materially adversely affect the ability of each of Realty Income and Spirit to attract and retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the Merger Agreement, each of Realty Income and Spirit may be unable (without the other party’s prior written consent), during the pendency of the Merger, to pursue strategic transactions, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

If the Merger is not consummated by July 29, 2024, either Realty Income or Spirit may terminate the Merger Agreement.

Either Realty Income or Spirit may terminate the Merger Agreement if the Merger has not been consummated by July 29, 2024. However, this termination right will not be available to a party who has materially breached any representation, warranty, covenant, or other agreement under the Merger Agreement and that material breach was the primary cause of, or resulted in, the failure of the Merger to occur on or before July 29, 2024. Any termination of the Merger Agreement may adversely affect Realty Income’s results of operations, financial condition and business for many reasons, including those discussed elsewhere under this caption “Supplemental Risk Factors.”

If the Merger does not qualify as a reorganization, there may be adverse tax consequences.

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Realty Income and Spirit of an opinion of its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, such opinions are not binding on the Internal Revenue Service (the “IRS”). If the Merger were to fail to qualify as a reorganization, then each Spirit stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Realty Income common stock and cash in lieu of any fractional share of Realty Income common stock received by the Spirit stockholder in the Merger; and (ii) the Spirit stockholder’s adjusted tax basis in its Spirit common stock. In addition, failure of the Merger to qualify as a reorganization may damage Realty Income’s reputation and have other adverse impacts on Realty Income.

An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby, could have a material adverse impact on the businesses of Realty Income and Spirit and their ability to consummate the transactions contemplated by the Merger Agreement.

Transactions like the Merger are frequently the subject of litigation or other legal proceedings, including actions alleging that either party’s board of directors breached their respective duties to their stockholders or other equity holders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or other equity holders or otherwise, or any other actions or claims (contractual or otherwise) arising out of the Merger or the transactions related thereto. If litigation or other legal proceedings are brought against Realty Income, Spirit or their respective boards of directors or subsidiaries in connection with the Merger Agreement, or the transactions contemplated thereby, the respective parties to the proceeding intend to defend against it but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on Realty Income’s or Spirit’s ability to consummate the Merger or their respective business, results of operation or financial position, including through the possible diversion of either company’s resources or distraction of key personnel.

Risks Relating to Realty Income after Completion of the Merger and the Transactions Contemplated by the Merger Agreement

Realty Income expects to incur substantial expenses related to the Merger and the transactions contemplated by the Merger Agreement.

Realty Income expects to incur substantial expenses in completing the Merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of Realty Income and Spirit. There are a number of systems that must be integrated or separated in connection with the Merger, including leasing, billing, management information, purchasing, accounting and finance, information technology, operational, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While Realty Income has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Merger and the transactions contemplated by the Merger Agreement are expected to be significant, although the aggregate amount and timing of such charges are uncertain.

Following the Merger, Realty Income may be unable to integrate the business of Spirit successfully or realize the anticipated synergies and related benefits of the Merger and the transactions contemplated by the Merger Agreement or to do so within the anticipated time frame.

The Merger involves the combination of two companies which currently operate as independent public companies. Realty Income will be required to devote significant management attention and resources to integrating the business practices and operations of Spirit. Potential difficulties Realty Income and Spirit may encounter in the integration process include the following:

●	the inability to successfully combine the businesses of Realty Income and Spirit in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in some anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

●	lost sales and tenants as a result of certain tenants of either of Realty Income or Spirit deciding not to do business with the combined company;

●	the complexities associated with managing the combined company out of multiple locations and integrating personnel from the two companies;

●	the additional complexities of combining two companies with different histories, regulatory restrictions, markets and customer bases;

●	the failure to retain key employees;

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger and the transactions contemplated by the Merger Agreement; and

●	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating Realty Income’s and Spirit’s operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Realty Income’s or Spirit’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with clients, customers, vendors, joint venture partners and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.

Following the Merger and the transactions contemplated by the Merger Agreement, Realty Income may be unable to retain key employees.

The success of Realty Income after the Merger will depend in part upon its ability to retain key employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Realty Income following the Merger. Accordingly, no assurance can be given that Realty Income, Spirit or, following the Merger, the combined company, will be able to retain key employees to the same extent as in the past.

The future results of Realty Income will suffer if Realty Income does not effectively manage its operations following the Merger and the transactions contemplated by the Merger Agreement.

Following the Merger, Realty Income may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Realty Income will depend, in part, upon the ability of Realty Income to manage its expansion opportunities, which poses substantial challenges for Realty Income to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor its operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. Realty Income cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of Realty Income common stock and Realty Income Series A preferred stock following the Merger may be affected by factors different from those affecting the price of shares of Realty Income common stock, Spirit common stock or Spirit Series A preferred stock before the Merger.

If the Merger is completed, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the date of the Merger Agreement, legacy Realty Income common stockholders will become holders of approximately 87% of the outstanding shares of Realty Income common stock and legacy Spirit stockholders will become holders of approximately 13% of the outstanding shares of Realty Income common stock immediately after the Merger. The results of operations of Realty Income, as well as the trading price of Realty Income common stock and Realty Income Series A preferred stock, after the Merger may be affected by factors different from those currently affecting Realty Income’s or Spirit’s results of operations or the trading prices of Realty Income common stock, Spirit common stock and Spirit Series A preferred stock. These different factors include:

●	a greater number of shares of Realty Income common stock outstanding, as compared to the number of shares of Realty Income common stock currently outstanding;

●	different stockholders in Realty Income; and

●	Realty Income owning different assets and maintaining different capitalizations.

Accordingly, the historical trading prices and financial results of Realty Income and Spirit may not be indicative of these matters for Realty Income after the Merger.

Counterparties to certain significant agreements with Spirit may exercise contractual rights under such agreements in connection with the Merger

Spirit is party to certain agreements that give the counterparty certain rights following a change of control or similar event, including in some cases the right to terminate the agreement. Under some such agreements, including certain of Spirit’s debt, management, servicing and real estate arrangements, the Merger may constitute a change of control or cause certain other triggering events and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Merger, which may result in our loss of potential future revenue or the incurrence of liabilities or the loss or modification of rights that are material to our business. Any such counterparty may request modifications of its agreement as a condition to granting a waiver or consent under its agreement or it may terminate or seek to terminate its agreement with Spirit as a result of such change of control (if permitted to do so by the applicable agreement). In addition, certain indebtedness of Spirit may give the holders of that indebtedness the right to demand immediate repayment upon a change of control or similar event. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

Realty Income’s anticipated level of indebtedness will increase upon completion of the Merger and may have the effect of heightening other risks we currently face.

Upon completion of the Merger, Realty Income intends to assume and/or refinance certain indebtedness of Spirit and, assuming that occurs, Realty Income’s consolidated indebtedness will increase substantially and it will be subject to increased risks associated with debt financing, including an increased risk that Realty Income’s cash flow could be insufficient to meet required payments on its debt securities or other indebtedness or to pay dividends on its common stock, the Realty Income Series A preferred stock or any other preferred stock it may issue. As of September 30, 2023, Realty Income had indebtedness of approximately $20.5 billion. Taking into account Realty Income’s existing indebtedness and the assumption of Spirit’s consolidated indebtedness in the Merger, the total principal indebtedness of the combined company, including joint venture indebtedness, as of September 30, 2023 would have been approximately $23.9 billion. For more information on how the pro forma amount of Realty Income’s consolidated indebtedness is calculated, see the pro forma condensed combined financial statements included in Exhibit 99.3 to the Form 8-K.

Realty Income’s increased indebtedness could have important consequences to holders of its common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities including:

●	increasing Realty Income’s vulnerability to general adverse economic and industry conditions;

●	limiting Realty Income’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

●	requiring the use of a substantial portion of Realty Income’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

●	limiting Realty Income’s flexibility in planning for, or reacting to, changes in its business and its industry; and

●	putting Realty Income at a disadvantage compared to its competitors with less indebtedness.

If Realty Income defaults under a debt instrument, it will automatically be in default under any other debt instrument that has cross-default provisions, the holders of all such indebtedness may be entitled to demand its immediate repayment and, in the case of secured indebtedness, Realty Income may lose any property securing that indebtedness.

Risks Relating to the Status of Realty Income and Spirit as REITs

Realty Income may incur adverse tax consequences if Realty Income or Spirit has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Realty Income believes that it and Spirit have each operated in a manner that has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Merger. Realty Income intends to continue operating in such a manner following the Merger. Neither Realty Income nor Spirit has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Realty Income or Spirit may affect each company’s ability to qualify as a REIT. In order to qualify as a REIT, each of Realty Income and Spirit must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

The closing of the Merger is conditioned on receipt by Realty Income of an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Realty Income and Spirit) to the effect that, for all taxable years commencing with Spirit’s taxable year ended December 31, 2016 and through the Effective Time, Spirit has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and receipt by Spirit of an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Realty Income and Spirit) to the effect that, for all taxable years commencing with Realty Income’s taxable year ended December 31, 2016, Realty Income has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and future taxable years. The foregoing REIT opinions, however, will be based on the factual representations provided by Realty Income and Spirit to counsel and limited by the assumptions set forth therein, and are not a guarantee that Realty Income or Spirit, in fact, has qualified, or, in the case of Realty Income, will continue to qualify as a REIT, nor are such opinions binding on the IRS. Moreover, as noted above, neither Realty Income nor Spirit has requested or plans to request a ruling from the IRS that it qualifies as a REIT.

If Realty Income loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because:

●	it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

●	it could be subject to a federal alternative minimum tax and increased state and local taxes for such periods;

●	unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

●	for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to federal corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Realty Income retains its REIT status, if Spirit is determined to have lost its REIT status for a taxable year ending on or before the Merger, Spirit would be subject to adverse tax consequences similar to those described above. This could substantially reduce Realty Income’s cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because, assuming that Realty Income otherwise maintains its REIT qualification:

●	Realty Income generally would be subject to corporate level tax with respect to the built-in gain on each asset of Spirit existing at the time of the Merger if Realty Income were to dispose of the Spirit asset during the five-year period following the Merger;

●	Realty Income would succeed to any earnings and profits accumulated by Spirit for taxable periods that it did not qualify as a REIT, and Realty Income would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if Realty Income does not timely distribute those earnings and profits, Realty Income could fail to qualify as a REIT); and

●	if Spirit incurred any unpaid tax liabilities prior to the Merger, those tax liabilities would be transferred to Realty Income as a result of the Merger.

If there is an adjustment to Spirit’s taxable income or dividends paid deductions, Realty Income could elect to use the deficiency dividend procedure in order to maintain Spirit’s REIT status. That deficiency dividend procedure could require Realty Income to make significant distributions to its stockholders and to pay significant interest to the IRS.

As a result of all these factors, Realty Income’s or Spirit’s failure to qualify as a REIT could impair Realty Income’s ability to expand its business and raise capital, and would materially adversely affect the value of its common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities. In addition, for years in which Realty Income does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

Risks Relating to an Investment in Realty Income Capital Stock or Debt Securities

The market price of Realty Income capital stock and debt securities may decline as a result of the Merger and the transactions contemplated by the Merger Agreement.

The market price of Realty Income common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities may decline as a result of the Merger and the transactions contemplated by the Merger Agreement if, among other things, Realty Income does not achieve the perceived benefits of the Merger and the transactions contemplated by the Merger Agreement or the effect of the Merger and the transactions contemplated by the Merger Agreement on Realty Income’s results of operations or financial condition is not consistent with the expectations of financial or industry analysts. The market value of Realty Income’s common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities may also be adversely affected by the increase in its indebtedness that is expected to occur if the Merger is consummated on the terms currently contemplated and, as described above, the market value of Realty Income’s common stock may be adversely affected by the large number of shares of common stock it expects to issue in the Merger.

In addition, upon consummation of the Merger and the transactions contemplated by the Merger Agreement, Realty Income will operate an expanded business with a different mix of properties, risks and liabilities. Holders of Realty Income’s common stock, the Realty Income Series A preferred stock and any other preferred stock it may issue, and debt securities may not wish to continue to invest in Realty Income, or may wish to dispose of some or all of the Realty Income securities they own. If, following the Effective Time or while the Merger is pending, large amounts of Realty Income common stock, the Realty Income Series A preferred stock and any other preferred stock it may issue, or debt securities are sold, the market price of such Realty Income securities could decline, perhaps substantially.

Following the Merger and the transactions contemplated by the Merger Agreement, Realty Income may be unable to continue to pay dividends at or above the rate currently paid by Realty Income.

Following the Merger and the transactions contemplated by the Merger Agreement, dividends payable per share on Realty Income’s common stock may be lower than the dividends per share that were paid prior to the Merger for various reasons, including those discussed elsewhere under this caption “Supplemental Risk Factors” and the following:

●	Realty Income may not have enough cash to pay such dividends due to changes in Realty Income’s cash requirements, capital spending plans, cash flow or financial position and the increase in the number of outstanding shares of its common stock that will be issued if the Merger is consummated;

●	decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Realty Income board of directors, which reserves the right to change Realty Income’s dividend practices at any time and for any reason;

●	Realty Income’s ability to declare and pay dividends on its common stock will be subject to the preferential rights of Realty Income Series A preferred stock that is anticipated to be issued in connection with the Merger; and

●	the amount of dividends that Realty Income’s subsidiaries may distribute to Realty Income may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Realty Income will have no contractual or other legal right to dividends that have not been declared by the Realty Income board of directors.

Following the Merger, holders of the newly issued shares of Realty Income Series A preferred stock will have dividend and liquidation rights that are senior to those of the holders of Realty Income common stock.

Following the Merger, holders of Realty Income Series A preferred stock will have certain rights that holders of Realty Income common stock do not have. These include rights to dividends in priority to dividends on Realty Income common stock (including cumulative dividends) and a right to receive, upon a liquidation of Realty Income, a preference amount out of the assets available for distribution before any distribution can be made to holders of Realty Income common stock. In the event of a bankruptcy, holders of shares of Realty Income Series A preferred stock outstanding at that time would have a claim that is senior to any claim the holders of Realty Income common stock would have.

Other Risks

The unaudited pro forma condensed combined financial statements of Realty Income do not purport to be indicative of Realty Income’s results after the Merger and the transactions contemplated by the Merger Agreement, and accordingly, you have limited financial information on which to evaluate the impact of the Merger on Realty Income.

The unaudited pro forma condensed combined financial statements included in Exhibit 99.3 to the Form 8-K have been presented for informational purposes only and do not purport to be indicative of the financial position or results of operations that actually would have occurred had the Merger and the transactions contemplated by the Merger Agreement been completed as of the dates indicated, nor do they purport to be indicative of the future operating results or financial position of Realty Income after the Merger and the transactions contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial statements are subject to numerous estimates and assumptions and other uncertainties. Among other things, they reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Spirit’s assets and liabilities.

In addition, the unaudited pro forma condensed combined financial statements do not reflect other future events that may occur after the Merger and the transactions contemplated by the Merger Agreement, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger and the transactions contemplated by the Merger Agreement, and do not consider potential impacts of current market conditions on revenues or expenses. The unaudited pro forma condensed combined financial statements are based in part on certain estimates and assumptions regarding the Merger and the transactions contemplated by the Merger Agreement and Realty Income cannot assure you that the estimates and assumptions will prove to be accurate.

The market price and trading volume of Realty Income’s capital stock and debt securities may be volatile.

The United States stock markets, including the NYSE, on which Realty Income common stock is listed under the symbol “O” and on which it is expected that the Realty Income Series A preferred stock will be listed, and the markets for preferred stock and debt securities have experienced significant price and volume fluctuations. As a result, the market price of Realty Income’s common stock, the Realty Income Series A preferred stock, any other preferred stock, and debt securities are likely to be similarly volatile, and investors in Realty Income common stock, the Realty Income Series A preferred stock, any other preferred stock, and debt securities may experience a decrease in the value of their investment, including decreases unrelated to Realty Income’s operating performance or prospects. Realty Income cannot assure you that the market price of its common stock, the Realty Income Series A preferred stock, any other preferred stock, and debt securities will not fluctuate or decline significantly in the future.

In addition to the other risks listed under this caption “Supplemental Risk Factors,” a number of factors could negatively affect the market value of Realty Income common stock, the Realty Income Series A preferred stock, any other preferred stock, and debt securities or result in fluctuations, which could be substantial, in the market price or trading volume of those securities, including:

●	the annual yield from distributions on Realty Income common stock as compared to yields on other financial instruments;

●	equity issuances by Realty Income (including issuances of Realty Income common stock and Realty Income Series A preferred stock in the Merger and including issuances of Realty Income common stock in connection with the settlement of existing or future forward sale agreements), or future sales of substantial amounts of Realty Income common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

●	increases in market interest rates or a decrease in Realty Income’s distributions to stockholders that lead purchasers of Realty Income common stock to demand a higher yield;

●	changes in market valuations of similar companies;

●	fluctuations in stock market prices and volumes;

●	additions or departures of key management personnel;

●	Realty Income’s operating performance and the performance of other similar companies;

●	actual or anticipated differences in Realty Income’s quarterly operating results;

●	changes in expectations of future financial performance or changes in estimates of securities analysts;

●	publication of research reports about Realty Income or its industry by securities analysts;

●	failure to qualify as a REIT for federal income tax purposes;

●	adverse market reaction to any indebtedness Realty Income incurs in the future, including indebtedness to be assumed or incurred in connection with the Merger;

●	strategic decisions by Realty Income or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments that adversely affect Realty Income or its industry or any failure by Realty Income to comply with regulatory requirements;

●	the expiration or loss of local tax abatements, tax credit programs or other governmental incentives;

●	the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

●	the inability of Realty Income to sell properties if and when it would be appropriate to do so;

●	risks and liabilities in connection with Realty Income’s co-investment ventures and investment in new or existing co-investment ventures, including that Realty Income’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

●	speculation in the press or investment community;

●	changes in Realty Income’s results of operations, financial condition or prospects;

●	failure to satisfy the listing requirements of the NYSE;

●	failure to comply with the requirements of the Sarbanes-Oxley Act;

●	actions by institutional stockholders of Realty Income;

●	changes in accounting principles;

●	changes in environmental conditions or the potential impact of climate change;

●	terrorist attacks or other acts of violence or war in areas in which Realty Income’s properties are located or markets on which Realty Income’s securities are traded; and

●	general economic and/or market conditions, including factors unrelated to Realty Income’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert Realty Income’s management’s attention and resources, which could have a material adverse effect on Realty Income’s cash flows, its ability to execute its business strategy and Realty Income’s ability to make distributions to its stockholders and to pay the principal of and interest on its debt securities and other indebtedness.